EMPLOYMENT AGREEMENT


     Agreement made this 1st day of April, 2001, between Future Carz, Inc., a corporation organized and existing under the laws of the State of Nevada, herein called "Employer", and Edward C. Heisler, herein called "Employee."

     In consideration of the mutual covenants contained herein, Employer and Employee agree as follows:

                                   SECTION ONE
                                   EMPLOYMENT

     Employer hereby employs, engages, and hires Employee as an Executive Employee, and Employee hereby accepts and agrees to such hiring, engagement, and employment, subject to the general supervision and pursuant to the orders, advice, and direction of employer. Employee shall perform such duties as are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other and unrelated services and duties as may be assigned to Employee from time to time by Employer.

                                   SECTION TWO
                            BEST EFFORTS OF EMPLOYEE

     Employee agrees that he will at all times faithfully, industriously, and to the best of Employee's ability, experience, and talents, perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof, to the reasonable satisfaction of employer. Such duties shall be rendered at the Company's offices and at such other place or places as Employer shall in good faith require or as the interest, needs, business, or opportunity of Employer shall require.

                                  SECTION THREE
                               TERM OF EMPLOYMENT

     The term of this agreement shall be a period of one year, commencing on the date hereof and terminating March 31, 2002, subject, however, to prior termination as hereinafter provided. At the expiration date of March 31, 2002, this agreement shall be considered renewed for regular periods of one year, provided neither party submits a notice of termination.

                                  SECTION FOUR
                            COMPENSATION OF EMPLOYEE

     For the services provided by Employee, Employer (i) shall compensate Employee by delivering to the Employee, not later than October 1, 2001, One Million (1,000,000) shares of the common stock of the Employer ("Common Stock"). Employer will reimburse Employee for reasonable out-of-pocket, pre-approved expenses incurred in connection with the performance of the services, provided, however, that Employee submits receipts or other expense records to Employer in accordance with Employer's general reimbursement policy then in effect.


                                  SECTION FIVE
                  TERMINATION DUE TO DISCONTINUANCE OF BUSINESS

     Anything herein contained to the contrary notwithstanding, in the event that Employer shall discontinue operating its business, then this agreement shall terminate as of the last day of the month on which Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the termination date hereof.

                                   SECTION SIX
                                OTHER EMPLOYMENT

     Employer hereby acknowledges and agrees that Employee may engage directly or indirectly in other businesses and ventures, provided that such other businesses do not compete directly or indirectly with Employer. Employee shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Employee's availability during the term of this Agreement.


                                  SECTION SEVEN
                    RECOMMENDATIONS FOR IMPROVING OPERATIONS

     Employee shall make available to Employer all information of which Employee shall have any knowledge and shall make all suggestions and recommendations that will be of mutual benefit to Employer and Employee.

                                  SECTION EIGHT
                        COVENANTS CONCERNING COMPETITION

     (1) Employer undertakes to train and to continue to train Employee and to impart to Employee confidential information and knowledge about Employee's business policies, accounts, procedures and methods. It has established a valuable and extensive trade in its products and services, which business has been developed at a considerable expense to Employer. The nature of the business is such that the relation of its customers with Employer must be maintained through the close personal contact of its representatives.

     (2) Employee desires to enter into or continue in the employ of Employer, and by virtue of such employment of Employer, Employee will become familiar with and possessed of the manner, methods, secrets, and confidential information pertaining to such business, and with names and lists of its customers and clientele. During Employee's further employment, Employee will continue to receive additional confidential information of the same kind. Through Employee's representation of Employer, Employee will become personally acquainted with customers, their business requirements, and the amount paid by them for Employer's products and services.

     (3) In consideration of the employment or continued employment of Employee as herein provided, the training of Employee by the Employer, and the disclosure by Employer to Employee of the knowledge and information described above, Employer exacts and Employee makes the covenants hereinafter set forth. Employee understands and acknowledges that such covenants are required for the fair and reasonable protection of the business of the Employer carried on in the area to which the covenants are applicable and that without the limited restrictions on Employee's activities imposed by the covenants the business of the Employer would suffer irreparable and immeasurable damage. The covenants on the part of Employee shall be construed as an agreement independent of any other provision of this contract, and the existence of any claim or course of action whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by Employer of said covenants.

          (a) Employee does expressly covenant and agree that during the term of Employee's employment and for a period of one year immediately following the termination of Employee's employment, Employee will not, within the territory hereinafter defined, directly or indirectly, for himself/herself or on behalf of others, as an individual on Employee's own account, or as an employee, agent or representative for any person, partnership, firm or corporation:

               (1) Solicit orders for the repair or sale of any similar products or equipment sold or repaired by Employer.

               (2) Contact, for the purpose of diverting any of the customers or accounts of the business of the Employer as described in Paragraph (a) of this section.

               (3) Own, manage, control, operate, or participate in the ownership, management, or control, or engage as a sales representative or sales executive or repair, construction or installation technician or executive, of any business which engages in any phase of the business described in Paragraph (a) of this section.

               (4) During such employment and for a period of one (1) years thereafter, Employee shall not at any time, directly or indirectly, use or disclose to any persons, except Employer and its duly authorized officers, or employees entitled thereto, employees' customers' lists, credit classifications, records, statistics, or other information qualifying Employee in the course of his employment in any capacity, whatsoever, or in any manner directly or indirectly aid or be party to any acts the effect of which would tend to divert, diminish, or prejudice the good will or business of Employer.

          (b) The territory referred to in this section shall include the United States.

          (c) Notwithstanding anything herein to the contrary, the restrictive covenant set forth in this section shall not be deemed to apply to any area or extraterritorial accounts for a period of more than one year from the date on which such ceased to be assigned to Employee.

          (d) Each restrictive covenant set forth is separate and distinct from any other restrictive covenant set forth in this section. In the event of the invalidity of any covenant the remaining obligations shall be deemed independent and divisible. The parties agree that the inclusion of all of the territories hereinabove set forth is reasonable and necessary for the protection of company.

          (e) Employee agrees that during the period of Employee's employment and for one year thereafter, Employee will not use, give or divulge to any person anywhere who is not then an authorized employee of the company, any trade secrets, lists of customers, price lists or other specialized information or data learned, acquired or coming to Employee's knowledge while in the employ of company.


                                  SECTION NINE
                             ADDITIONAL COMPENSATION

     Employee shall not be entitled to any additional compensation by reason of any service which Employee may perform as the member of any managing committee of employer, or in the event that Employee shall at any time be elected an officer or director of employee.


                                   SECTION TEN
                  EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER

     Notwithstanding anything herein contained to the contrary, Employee shall not have the right to make any contracts or commitments for or on behalf of Employer without first obtaining the written consent of Employer.

                                 SECTION ELEVEN
                         AGREEMENTS OUTSIDE OF CONTRACT

     This contract contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements between the parties. The parties stipulate that neither of them has made any representation with respect to the subject matter of this agreement or any representations including the execution and delivery hereof except such representations as are specifically set forth herein and each of the parties hereto acknowledges that he or it has relied on its own judgment in entering into this agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.


                                 SECTION TWELVE
                            MODIFICATION OF CONTRACT

     No waiver or modification of this agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be waived except as herein set forth.


                                SECTION THIRTEEN
                                   TERMINATION

     This agreement may be terminated by either party on thirty days' written notice to the other. If Employer shall so terminate this agreement, Employee shall be entitled to compensation for all sales and repairs through Employee's last day of employment. In the event of any violation by employee of any of the terms of this contract, Employer thereon may terminate employment without notice and with pay only to the date of such termination. It is further agreed that any breach or evasion of any of the terms of this contract by either party hereto will result in immediate and irreparable injury to the other party and will authorize recourse to injunction or specific performance as well as to all other legal or equitable remedies to which such injured party may be entitled hereunder.


                                 SECTION FIFTEEN
                           TERMINATION FOR DISABILITY

     Notwithstanding anything in this agreement to the contrary, Employer is hereby given the option to terminate this agreement in the event that Employee shall, during the term hereof, become permanently disabled as the term permanently disabled is hereinafter fixed and defined. Such option shall be exercised by Employer giving notice to employee by registered mail, addressed to him in care of Employer at 8930 East Raintree, Suite 300, Scottsdale, Arizona 85260, or at such other address as Employee shall designate in writing of Employer's intention to terminate this agreement on the last day of the month during which such notice is mailed. On the giving of such notice, this agreement shall cease on the last day of the month in which the notice is so mailed, with the same force and effect as if such last day of the month were the date originally herein set forth as the termination date hereof.

     For the purposes of this agreement Employee shall be deemed to have become permanently disabled, if, during any year of the term hereof, because of ill health, physical or mental disability or for other causes beyond Employee's control Employee shall have been continuously unable or unwilling or shall have failed to perform Employee's duties hereunder for twenty (20) consecutive days, or if, during any year of the term hereof, Employee shall have been unable or unwilling or shall have failed to perform Employee's duties for a total period of thirty (30) days, irrespective of whether or not such days are consecutive. For the purposes hereof the term "any year of the term hereof" is defined to mean any 12 calendar months period commencing on January 1 and terminating on December 31, during the term of this agreement.


                                 SECTION SIXTEEN
                                  SEVERABILITY

     All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections One and Four hereof, shall be held to be invalid by any competent court, this contract shall be interpreted as if such invalid agreements or covenants were not contained herein.

                                SECTION SEVENTEEN
                                 ATTORNEY'S FEES

     If the terms or provisions of this agreement are breached, the party adjudicated by the court to be in wrongful breach shall bear the reasonable attorney's fees of the party not in breach of the agreement.

                                SECTION EIGHTEEN
                                  CHOICE OF LAW

     It is the intention of the parties hereto that this agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Arizona and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this agreement, the laws of the State of Arizona shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     IN WITNESS WHEREOF, the parties have executed this agreement on September 1, 2001.


                                                FUTURE CARZ, INC.

                                                by /s/ Edward C. Heisler
                                                ------------------------
                                                Its President, Employer

                                                EDWARD C. HEISLER

                                                /s/ Edward C. Heisler
                                                ---------------------